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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.      )*
                                         -----

                              Gene Logic Inc.
                     ----------------------------------
                              (Name of Issuer)

                        Common Stock, $.01 par value
                     ----------------------------------
                       (Title of Class of Securities)

                                0003686891
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of 16  Pages
                                        ---

                                      13G                 Page  2  of 16  Pages
                                                               ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person  S.S. or I.R.S. Identification No. of Above
     Person

     Cross Atlantic Partners K/S
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Denmark
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power 1,552,399  shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power 1,552,399 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,552,399 shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                            / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     11.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------

                                      13G                Page   3   of 16  Pages
                                                               ---     ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person  S.S. or I.R.S. Identification No. of Above
     Person

     Cross Atlantic Partners K/S II
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

     Denmark
-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power 1,552,399 shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power 1,552,399 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,552,399 shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                            / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     11.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------

                                             13G       Page   4  of  16   Pages
                                                             ---     ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person  S.S. or I.R.S. Identification No. of Above
     Person

     Cross Atlantic Partners K/S III
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Denmark
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power 1,552,399 shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power 1,552,399 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,552,399 shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                            / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     11.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------

                                      13G                 Page  5  of 16  Pages
                                                               ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person  S.S. or I.R.S. Identification No. of Above
     Person

     CAP/Hambro, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power 1,552,399 shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power 1,552,399 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,552,399 shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                            / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     11.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------

                                      13G                 Page  6  of  16 Pages
                                                               ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person  S.S. or I.R.S. Identification No. of Above
     Person

     CAP/Hambro, Inc.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power 1,552,399 shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power 1,552,399 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,552,399 shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                            / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     11.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     CO
-------------------------------------------------------------------------------

                                      13G                 Page  7  of 16  Pages
                                                               ---    ---

-------------------------------------------------------------------------------
 (1) Name of Reporting Person  S.S. or I.R.S. Identification No. of Above
     Person

     Hambro America, Inc.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     New York
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power 1,552,399 shares
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power 1,552,399 shares
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,552,399 shares
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                            / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     11.2%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     CO
-------------------------------------------------------------------------------

                                                          Page  8  of 16  Pages
                                                               ---    ---
NOTE: This statement on Schedule 13G is being filed on behalf of Cross
Atlantic Partners K/S, Cross Atlantic Partners K/S II, Cross Atlantic
Partners K/S III, CAP/Hambro, L.P., CAP/Hambro, Inc. and Hambro America, Inc. CAP/Hambro, L.P. is the sole general partner of Cross Atlantic Partners, K/S Cross Atlantic Partners K/S II, and Cross Atlantic Partners K/S III. CAP/Hambro, Inc. is the sole general partner of CAP/Hambro, L.P. Hambro America, Inc. is the sole shareholder of CAP/Hambro, Inc.



ITEM 1(A).  NAME OF ISSUER
            Gene Logic Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            10150 Old Columbia Rd.,
            Columbia, MD 21046
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON FILING
            Cross Atlantic Partners K/S, a
            Danish limited partnership
-------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS
            c/o Hambro Helath International, Inc.
            650 Madison Avenue
            New York, NY 10022
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP OR PLACE OF ORGANIZATION
            Denmark
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON FILING
            Cross Atlantic Partners K/S II, a
            Danish limited partnership
-------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS
            c/o Hambro Health International, Inc.
            650 Madison Avenue
            New York, NY 10022
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP OR PLACE OF ORGANIZATION
            Denmark
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON FILING
            Cross Atlantic Partners K/S III, a
            Danish limited partnership
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS
            c/o Hambro Health International, Inc.
            650 Madison Avenue
            New York, NY 10022
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP OR PLACE OF ORGANIZATION
            Denmark
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON FILING
            CAP/Hambro, L.P., the sole general partner of
            Cross Atlantic Partners K/S, Cross Atlantic Partners K/S II
            and Cross Atlantic Partners K/S III
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS
            c/o Hambro Health International, Inc.
            650 Madison Avenue
            New York, NY 10022
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON FILING
            CAP/Hambro, Inc., the sole general partner of CAP/Hambro, L.P., which is wholly-owned by Hambro America, Inc.
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS
            c/o Hambro Health International, Inc.
            650 Madison Avenue
            New York, NY 10022
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON FILING
            Hambro America, Inc., the parent corporation of CAP/Hambro, Inc.
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS
            c/o Hambro Health International, Inc.
            650 Madison Avenue
            New York, NY 10022
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES:
            Common Stock, $.01 par value.
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            0003686891
-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                                                          Page  9  of 16  Pages
                                                               ---    ---
    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (the "Act").

    (c) / / Insurance Company as defined in Section 3(a)(19) of the Act

    (d) / / Investment Company registered under Section 8 of the Investment Company Act of 1940.

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

    None of the above.

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned: As of December 31, 1997, each of the following is the owner of record of the number of shares of Common Stock set forth next to its name:

        Cross Atlantic Partners K/S         880,233 shares
        Cross Atlantic Partners K/S II      498,832 shares
        Cross Atlantic Partners K/S III     173,334 shares
        CAP/Hambro, L.P.                          0 shares
        CAP/Hambro, Inc.                          0 shares
        Hambro America, Inc.                      0 shares

        Additionally, in its capacity as the sole general partner of Cross Atlantic Partners, K/S, Cross Atlantic Partners K/S II, and Cross Atlantic Partners K/S III, CAP/Hambro, L.P. is deemed to beneficially own an aggregate of 1,552,399 shares of Common Stock as of December 31, 1997. As CAP/Hambro, Inc. is the sole general partner of CAP/Hambro, L.P. and Hambro America, Inc. is the sole shareholder of CAP/Hambro, Inc., both of these entities are deemed to also beneficially own an aggregate of 1,552,399 shares of Common Stock as of December 31, 1997.

---------------------------------------------------------------------------

    (b) Percent of Class:

        Cross Atlantic Partners K/S           11.2%
        Cross Atlantic Partners K/S II        11.2%
        Cross Atlantic Partners K/S III       11.2%
        CAP/Hambro, L.P.                      11.2%
        CAP/Hambro, Inc.                      11.2%
        Hambro America, Inc.                  11.2%

                                                         Page 10  of  16  Pages
                                                              ---    ---

        The foregoing percentages are calculated based on the 13,899,250 shares of Common Stock reported to be outstanding as of December 31, 1997 according to a representative from Gene Logic Inc.

-------------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

              Cross Atlantic Partners K/S              0 shares
              Cross Atlantic Partners K/S II           0 shares
              Cross Atlantic Partners K/S III          0 shares
              CAP/Hambro, L.P.                         0 shares
              CAP/Hambro, Inc.                         0 shares
              Hambro America, Inc.                     0 shares

              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote:

              Cross Atlantic Partners K/S        1,552,399 shares
              Cross Atlantic Partners K/S II 1,552,399 shares Cross Atlantic Partners K/S III 1,552,399 shares
              CAP/Hambro, L.P.                   1,552,399 shares
              CAP/Hambro, Inc.                   1,552,399 shares
              Hambro America, Inc.               1,552,399 shares


              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of:

              Cross Atlantic Partners K/S                0 shares
              Cross Atlantic Partners K/S II             0 shares
              Cross Atlantic Partners K/S III            0 shares
              CAP/Hambro, L.P.                           0 shares
              CAP/Hambro, Inc.                           0 shares
              Hambro America, Inc.                       0 shares

              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of:

              Cross Atlantic Partners K/S         1,552,399 shares
              Cross Atlantic Partners K/S II 1,552,399 shares Cross Atlantic Partners K/S III 1,552,399 shares
              CAP/Hambro, L.P.                    1,552,399 shares
              CAP/Hambro, Inc.                    1,552,399 shares
              Hambro America, Inc.                1,552,399 shares

              Cross Atlantic Partners K/S, Cross Atlantic Partners K/S II, Cross Atlantic Partners K/S III, CAP/Hambro, L.P., CAP/Hambro, Inc., and Hambro America, Inc. expressly disclaim beneficial ownership of any shares of Common Stock of Gene Logic Inc., except any shares held directly of record.

              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

                                                         Page  11  of 16  Pages
                                                               ---    ---

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.
-------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable. Cross Atlantic Partners K/S, Cross Atlantic Partners K/S II, Cross Atlantic Partners K/S III, CAP/Hambro, L.P., CAP/Hambro, Inc., and Hambro America, Inc. expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

         Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

Attached as Exhibit 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13d-1(f) under Section 13(d) of the Act.

                                                         Page  12  of 16  Pages
                                                               ---    ---


                                  SIGNATURE

    After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1 hereto.

Dated:    February 13, 1998

                             CROSS ATLANTIC PARTNERS K/S

                             By:  CAP/HAMBRO, L.P.
                                  Its General Partner

                             By:  CAP/HAMBRO, INC.
                                  Its General Partner

                             By:            *
                                -------------------------
                                Charles L. Dimmler, III
                                Authorized Officer


                             CROSS ATLANTIC PARTNERS K/S II

                             By:  CAP/HAMBRO, L.P.
                                  Its General Partner

                             By:  CAP/HAMBRO, INC.
                                  Its General Partner

                             By:            *
                                -------------------------
                                  Charles L. Dimmler, III
                                  Authorized Officer


                             CROSS ATLANTIC PARTNERS K/S III

                             By:  CAP/HAMBRO, L.P.
                                  Its General Partner

                             By:  CAP/HAMBRO, INC.
                                  Its General Partner

                             By:            *
                                ----------------------------
                                  Charles L. Dimmler, III
                                  Authorized Officer

                                                         Page  13  of 16  Pages
                                                               ---    ---

                            CAP/HAMBRO, L.P.

                            By:  CAP/HAMBRO, INC.
                                 Its General Partner

                            By:           *
                               ------------------------
                                 Charles L. Dimmler, III
                                 Authorized Officer

                            CAP/HAMBRO, INC.

                            By:           *
                               ------------------------
                                 David Barnett
                                 Authorized Officer


                            HAMBRO AMERICA, INC.

                            By:           *
                               ------------------------
                                     David Barnett
                                     Authorized Officer

                            *By: /s/ Lisa C. Torch
                                -------------------------
                                 Lisa C. Torch
                                 Attorney-in-fact

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

* This Schedule 13G was executed by Lisa C. Torch pursuant to Powers of Attorney attached hereto as Exhibit 2.

                                                                       Exhibit 1

                                     AGREEMENT

     Pursuant to Rule 13d-1(f) (1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Gene Logic Inc..

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     EXECUTED this 13th day of February, 1998.


                              CROSS ATLANTIC PARTNERS K/S

                              By:  CAP/HAMBRO, L.P.
                                   Its General Partner

                              By:  CAP/HAMBRO, INC.
                                   Its General Partner

                              By:          *
                                 -----------------------
                                 Charles L. Dimmler, III
                                 Authorized Officer


                              CROSS ATLANTIC PARTNERS K/S II

                              By:  CAP/HAMBRO, L.P.
                                   Its General Partner

                              By:  CAP/HAMBRO, INC.
                                   Its General Partner

                              By:          *
                                 -----------------------
                                  Charles L. Dimmler, III
                                  Authorized Officer


                              CROSS ATLANTIC PARTNERS K/S III

                              By:  CAP/HAMBRO, L.P.
                                   Its General Partner

                                By:  CAP/HAMBRO, INC.
                                     Its General Partner

                                By:          *
                                     -----------------------
                                      Charles L. Dimmler, III
                                        Authorized Officer

                              CAP/HAMBRO, L.P.

                              By:  CAP/HAMBRO, INC.
                                   Its General Partner

                                  By:          *
                                     -----------------------
                                     Charles L. Dimmler, III
                                     Authorized Officer

                              CAP/HAMBRO, INC.

                              By:         *
                                 ----------------------
                                 David Barnett
                                 Authorized Officer


                              HAMBRO AMERICA, INC.

                              By:         *
                                -----------------------
                                 David Barnett
                                 Authorized Officer



                              *By: /s/ Lisa C. Torch
                                  ---------------------
                                  Lisa C. Torch
                                  Attorney-in-fact

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

* This Agreement was executed by Lisa C. Torch pursuant to Powers of Attorney attached hereto as Exhibit 2.

                                                                    Exhibit 2

                                 POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edwin A. Goodman and Lisa C. Torch, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself or herself as an individual or in his or her capacity as a general partner of, or an officer of a general partner of, CAP/Hambro, L.P., CAP/Hambro, Inc., Hambro America, Inc., Cross Atlantic Partners K/S, Cross Atlantic Partners K/S II and Cross Atlantic Partners K/S III, pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereto.


     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 13th day of February, 1998.


                                   /s/ John Cassis
                                   ----------------------------
                                   John Cassis

                                   /s/ Charles L. Dimmler, III
                                   ----------------------------
                                   Charles L. Dimmler, III

                                   /s/ David Barnett
                                   ----------------------------
                                   David Barnett